Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of Park City Group, Inc.
Park City, Utah

We hereby consent to the use in this Registration Statement of Park City Group, Inc. of our report dated October 12, 2005, for the year ended June 30, 2005, and to all other references of our firm included in this Registration Statement on Form SB-2.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
August 2, 2006